Exhibit (h)(6)

AMENDMENT

DATED MAY 15, 2015 TO

AMENDED AND RESTATED

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MML Series Investment Fund II

WHEREAS, MML Series Investment Fund II (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Amended and Restated Administrative and Shareholder Services Agreement dated as of May 1, 2015 (the “Agreement”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreement as follows:

Pursuant to Article V, Section C, the following hereby replaces, in its entirety, Exhibit B:

EXHIBIT B

COMPENSATION

	Class II	Service Class I
MML Asset Momentum Fund	0.15%	0.15%
MML Dynamic Bond Fund	0.15%	0.15%
MML Equity Rotation Fund	0.15%	0.15%
MML High Yield Fund	0.15%	0.15%
MML Short-Duration Bond Fund	0.15%	0.15%
MML Special Situations Fund	0.15%	0.15%
MML Strategic Emerging Markets Fund	0.15%	0.15%

IN WITNESS WHEREOF, the parties hereto have caused this Administrative and Shareholder Services Agreement to be executed as of the day and year first above written.

MML SERIES INVESTMENT FUND II
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:	/s/ Nicholas Palmerino
Nicholas Palmerino
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Brian Haendiges
Brian Haendiges
Vice President